Exhibit 99.1

Explanatory Note

Due to the spread of COVID-19 and the effects of growing port restrictions around the world, the Company previously announced a voluntary pause of its global fleet cruise operations. These recent developments have had a significant impact on our operations and liquidity subsequent to the issuance of our Form 10-K on January 28, 2020. As a result of these effects, Note 2 to the financial statements as well as the report of our Independent Registered Public Accounting Firm set forth in this Exhibit 99.1 have been updated from the footnotes and the report of our Independent Registered Public Accounting Firm to the financial statements included in Exhibit 13 to our Annual Report on Form 10-K for the year ended November 30, 2019. No other changes, modifications or updates have been made to the 2019 financial statements. The 2019 financial statements do not reflect events that may have occurred after the original filing date except as noted above. Revisions are highlighted in blue font.

CARNIVAL CORPORATION & PLC
EXHIBIT 99.1 TO FORM 8-K
FOR THE YEAR ENDED NOVEMBER 30, 2019

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Years Ended November 30,
	2019	2018	2017
Revenues
Cruise
Passenger ticket	$14,104	$13,930	$12,944
Onboard and other	6,331	4,679	4,330
Tour and other	390	272	236
	20,825	18,881	17,510
Operating Costs and Expenses
Cruise
Commissions, transportation and other	2,720	2,590	2,359
Onboard and other	2,101	638	587
Payroll and related	2,249	2,190	2,107
Fuel	1,562	1,619	1,244
Food	1,083	1,066	1,031
Other ship operating	2,925	2,807	3,010
Tour and other	268	180	163
	12,909	11,089	10,501
Selling and administrative	2,480	2,450	2,265
Depreciation and amortization	2,160	2,017	1,846
Goodwill and trademark impairment	—	—	89
	17,549	15,556	14,701
Operating Income	3,276	3,325	2,809
Nonoperating Income (Expense)
Interest income	23	14	9
Interest expense, net of capitalized interest	(206)	(194)	(198)
Gains on fuel derivatives, net	—	59	35
Other income (expense), net	(32)	3	11
	(215)	(118)	(143)
Income Before Income Taxes	3,060	3,207	2,666
Income Tax Expense, Net	(71)	(54)	(60)
Net Income	$2,990	$3,152	$2,606
Earnings Per Share
Basic	$4.34	$4.45	$3.61
Diluted	$4.32	$4.44	$3.59
The accompanying notes are an integral part of these consolidated financial statements.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Years Ended November 30,
	2019	2018	2017
Net Income	$2,990	$3,152	$2,606
Items Included in Other Comprehensive Income (Loss)
Change in foreign currency translation adjustment	(86)	(199)	590
Other	(31)	32	82
Other Comprehensive Income (Loss)	(117)	(167)	672
Total Comprehensive Income	$2,873	$2,986	$3,278
The accompanying notes are an integral part of these consolidated financial statements.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except par values)

	November 30,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$518	$982
Trade and other receivables, net	444	358
Inventories	427	450
Prepaid expenses and other	671	436
Total current assets	2,059	2,225
Property and Equipment, Net	38,131	35,336
Goodwill	2,912	2,925
Other Intangibles	1,174	1,176
Other Assets	783	738
	$45,058	$42,401
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$231	$848
Current portion of long-term debt	1,596	1,578
Accounts payable	756	730
Accrued liabilities and other	1,809	1,654
Customer deposits	4,735	4,395
Total current liabilities	9,127	9,204
Long-Term Debt	9,675	7,897
Other Long-Term Liabilities	890	856
Commitments and Contingencies
Shareholders' Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 657 shares at 2019 and 656 shares at 2018 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2019 and 2018 issued	358	358
Additional paid-in capital	8,807	8,756
Retained earnings	26,653	25,066
Accumulated other comprehensive income (loss) (“AOCI”)	(2,066)	(1,949)
Treasury stock, 130 shares at 2019 and 129 shares at 2018 of Carnival Corporation and 60 shares at 2019 and 48 shares at 2018 of Carnival plc, at cost	(8,394)	(7,795)
Total shareholders' equity	25,365	24,443
	$45,058	$42,401
The accompanying notes are an integral part of these consolidated financial statements.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended November 30,
	2019	2018	2017
OPERATING ACTIVITIES
Net income	$2,990	$3,152	$2,606
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	2,160	2,017	1,846
Impairments	26	16	392
Gains on fuel derivatives, net	—	(59)	(35)
Share-based compensation	46	65	63
Other, net	43	(6)	51
	5,265	5,186	4,923
Changes in operating assets and liabilities
Receivables	(114)	(58)	6
Inventories	79	(67)	(49)
Prepaid expenses and other	(254)	74	(13)
Accounts payable	34	(24)	21
Accrued and other liabilities	80	(100)	73
Customer deposits	387	539	361
Net cash provided by (used in) operating activities	5,475	5,549	5,322
INVESTING ACTIVITIES
Purchases of property and equipment	(5,429)	(3,749)	(2,944)
Proceeds from sales of ships	26	389	—
Payments of fuel derivative settlements	(6)	(39)	(203)
Other, net	132	(114)	25
Net cash provided by (used in) investing activities	(5,277)	(3,514)	(3,122)
FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(605)	417	(29)
Principal repayments of long-term debt	(1,651)	(1,556)	(1,227)
Proceeds from issuance of long-term debt	3,674	2,542	467
Dividends paid	(1,387)	(1,355)	(1,087)
Purchases of treasury stock	(603)	(1,468)	(552)
Other, net	(82)	(39)	(24)
Net cash provided by (used in) financing activities	(655)	(1,460)	(2,452)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	(1)	11
Net increase (decrease) in cash, cash equivalents and restricted cash	(465)	574	(241)
Cash, cash equivalents and restricted cash at beginning of year	996	422	662
Cash, cash equivalents and restricted cash at end of year	$530	$996	$422
The accompanying notes are an integral part of these consolidated financial statements.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions)

	Common stock	Ordinary shares	Additional paid-in capital	Retained earnings	AOCI	Treasury stock	Total shareholders’ equity
At November 30, 2016	$7	$358	$8,632	$21,843	$(2,454)	$(5,789)	$22,597
Change in accounting principle (a)	—	—	2	(2)	—	—	—
Net income	—	—	—	2,606	—	—	2,606
Other comprehensive income (loss)	—	—	—	—	672	—	672
Cash dividends declared	—	—	—	(1,155)	—	—	(1,155)
Purchases of treasury stock under the Repurchase Program and other	—	—	56	—	—	(560)	(504)
At November 30, 2017	7	358	8,690	23,292	(1,782)	(6,349)	24,216
Net income	—	—	—	3,152	—	—	3,152
Other comprehensive income (loss)	—	—	—	—	(167)	—	(167)
Cash dividends declared	—	—	—	(1,378)	—	—	(1,378)
Purchases of treasury stock under the Repurchase Program and other	—	—	66	—	—	(1,446)	(1,380)
At November 30, 2018	7	358	8,756	25,066	(1,949)	(7,795)	24,443
Change in accounting principle (b)	—	—	—	(24)	—	—	(24)
Net income	—	—	—	2,990	—	—	2,990
Other comprehensive income (loss)	—	—	—	—	(117)	—	(117)
Cash dividends declared	—	—	—	(1,379)	—	—	(1,379)
Purchases of treasury stock under the Repurchase Program and other	—	—	51	—	—	(599)	(548)
At November 30, 2019	$7	$358	$8,807	$26,653	$(2,066)	$(8,394)	$25,365
The accompanying notes are an integral part of these consolidated financial statements.

(a)    We elected to early adopt the provisions of Compensation - Stock Compensation - Improvements to Employee Share-Based Payment Accounting on December 1, 2016.
(b)    We adopted the provisions of Revenue from Contracts with Customers and Derivatives and Hedging on December 1, 2018.

CARNIVAL CORPORATION & PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – General

Description of Business

Carnival Corporation was incorporated in Panama in 1972 and Carnival plc was incorporated in England and Wales in 2000. Together with their consolidated subsidiaries, they are referred to collectively in these consolidated financial statements and elsewhere in this 2019 Annual Report as “Carnival Corporation & plc,” “our,” “us” and “we.” The consolidated financial statements include the accounts of Carnival Corporation and Carnival plc and their respective subsidiaries.

We are the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries. We are also the largest cruise company, carrying nearly 45 percent of global cruise guests, and a leading provider of vacations to all major cruise destinations throughout the world. With operations in North America, Australia, Europe and Asia, we operate a portfolio of leading global, regional and national cruise brands that sell tailored cruise products, services and vacation experiences on 104 cruise ships to the world’s most desirable destinations.

DLC Arrangement

Carnival Corporation and Carnival plc operate a dual listed company (“DLC”) arrangement, whereby the businesses of Carnival Corporation and Carnival plc are combined through a number of contracts and provisions in Carnival Corporation’s Articles of Incorporation and By-Laws and Carnival plc’s Articles of Association. The two companies operate as a single economic enterprise with a single senior executive management team and identical Boards of Directors, but each has retained its separate legal identity. Each company’s shares are publicly traded; on the New York Stock Exchange (“NYSE”) for Carnival Corporation and the London Stock Exchange (“LSE”) for Carnival plc. The Carnival plc American Depository Shares are traded on the NYSE.

The constitutional documents of each company provide that, on most matters, the holders of the common equity of both companies effectively vote as a single body. The Equalization and Governance Agreement between Carnival Corporation and Carnival plc provides for the equalization of dividends and liquidation distributions based on an equalization ratio and contains provisions relating to the governance of the DLC arrangement. Because the equalization ratio is 1 to 1, one share of Carnival Corporation common stock and one Carnival plc ordinary share are generally entitled to the same distributions.

Under deeds of guarantee executed in connection with the DLC arrangement, as well as stand-alone guarantees executed since that time, each of Carnival Corporation and Carnival plc have effectively cross guaranteed all indebtedness and certain other monetary obligations of each other. Once the written demand is made, the holders of indebtedness or other obligations may immediately commence an action against the relevant guarantor.

Under the terms of the DLC arrangement, Carnival Corporation and Carnival plc are permitted to transfer assets between the companies, make loans to or investments in each other and otherwise enter into intercompany transactions. In addition, the cash flows and assets of one company are required to be used to pay the obligations of the other company, if necessary.

Given the DLC arrangement, we believe that providing separate financial statements for each of Carnival Corporation and Carnival plc would not present a true and fair view of the economic realities of their operations. Accordingly, separate financial statements for Carnival Corporation and Carnival plc have not been presented.

NOTE 2 – Summary of Significant Accounting Policies

Liquidity and Management’s Plans
Due to the spread of COVID-19 and the effects of growing port restrictions around the world, we previously announced a voluntary pause of our global fleet cruise operations. Significant events affecting travel, including COVID-19, typically have an impact on booking patterns, with the full extent of the impact generally determined by the length of time the event influences travel decisions. We believe the ongoing effects of COVID-19 on our operations and global bookings have had, and will continue to have, a material negative impact on our financial results and liquidity, and such negative impact may continue well beyond the containment of such outbreak.

We cannot assure you that our assumptions used to estimate our liquidity requirements will be correct because we have never previously experienced a complete cessation of our cruising operations, and as a consequence, our ability to be predictive is uncertain. In addition, the magnitude, duration and speed of the global pandemic is uncertain. As a consequence, we cannot estimate the impact on our business, financial condition or near- or longer-term financial or operational results with reasonable certainty, but we expect a net loss on both a U.S. GAAP and adjusted basis for the fiscal year ending November 30, 2020. On March 13, 2020, we fully drew down our $3 billion Facility. We are taking further actions to improve our liquidity, including capital expenditure and operating expense reductions, suspending dividend payments on, and the repurchase of, the common stock of Carnival Corporation and the ordinary shares of Carnival plc and pursuing additional financing. Based on these actions and assumptions regarding the impact of COVID-19, we believe that our current financial resources will be sufficient to fund our liquidity requirements and remain in compliance with our existing debt covenants for the next twelve months, prior to giving effect to any additional financing, which may or may not occur.

At November 30, 2019, we were in compliance with all of our debt covenants. After considering the effect of COVID-19 on our consolidated EBITDA, we expect to remain in compliance with our current minimum debt service coverage ratio that requires a minimum of 3:1 ratio of EBITDA to Consolidated Net Interest Charges. If we secure additional financing that would cause us not to be in compliance with the covenant, we would have to seek to amend these or other covenants. However, no assurances can be made that such amendments will be approved by our lenders. Generally, if an event of default under any debt agreement occurs, then pursuant to cross default acceleration clauses, substantially all of our outstanding debt and derivative contract payables could become due, and all debt and derivative contracts could be terminated, which could have a material adverse impact to our operations and liquidity.
Basis of Presentation

We consolidate entities over which we have control, as typically evidenced by a voting control of greater than 50% or for which we are the primary beneficiary, whereby we have the power to direct the most significant activities and the obligation to absorb significant losses or receive significant benefits from the entity. We do not separately present our noncontrolling interests in the consolidated financial statements since the amounts are immaterial. For affiliates we do not control but where significant influence over financial and operating policies exists, as typically evidenced by a voting control of 20% to 50%, the investment is accounted for using the equity method.

Preparation of Financial Statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported and disclosed in our consolidated financial statements. Actual results may differ from the estimates used in preparing our consolidated financial statements. All significant intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include investments with maturities of three months or less at acquisition, which are stated at cost and present insignificant risk of changes in value.

Inventories

Inventories consist substantially of food, beverages, hotel supplies, fuel and retail merchandise, which are all carried at the lower of cost or net realizable value. Cost is determined using the weighted-average or first-in, first-out methods.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and any impairment charges. Depreciation is computed using the straight-line method over our estimates of useful lives and residual values, as a percentage of original cost, as follows:

	Years	Residual Values
Ships	30	15%
Ship improvements	3-30	0%
Buildings and improvements	10-40	0% or 10%
Computer hardware and software	2-12	0% or 10%
Transportation equipment and other	3-20	0% or 10%
Leasehold improvements, including port facilities	Shorter of the remaining lease term or related asset life (3-30)	0%

The cost of ships under construction include progress payments for the construction of new ships, as well as design and engineering fees, capitalized interest, construction oversight costs and various owner supplied items. We account for ship improvement costs, including replacements of certain significant components and parts, by capitalizing those costs we believe add value to our ships and have a useful life greater than one year and depreciating those improvements over their estimated remaining useful life. We have a capital program for the improvement of our ships and for asset replacements in order to enhance the effectiveness and efficiency of our operations; to comply with, or exceed all relevant legal and statutory requirements related to health, environment, safety, security and sustainability; and to gain strategic benefits or provide improved product innovations to our guests.

We capitalize interest as part of the cost of capital projects during their construction period. The specifically identified or estimated cost and accumulated depreciation of previously capitalized ship components are written-off upon retirement, which may result in a loss on disposal that is also included in other ship operating expenses. Liquidated damages received from shipyards as a result of late ship delivery are recorded as reductions to the cost basis of the ship.

The costs of repairs and maintenance, including minor improvement costs and expenses related to dry-docks, are charged to expense as incurred and included in other ship operating expenses. Dry-dock expenses primarily represent planned major maintenance activities that are incurred when a ship is taken out-of-service for scheduled maintenance.

We review our long-lived assets for impairment whenever events or circumstances indicate that the carrying amounts of these assets may not be recoverable. Upon the occurrence of a triggering event, the assessment of possible impairment is based on our ability to recover the carrying value of our asset from the asset’s estimated undiscounted future cash flows. If these estimated undiscounted future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the excess, if any, of the asset’s carrying value over its estimated fair value. The lowest level for which we maintain identifiable cash flows that are independent of the cash flows of other assets and liabilities is at the individual ship level. A significant amount of judgment is required in estimating the future cash flows and fair values of our cruise ships.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business acquisition. We review our goodwill for impairment as of July 31 every year, or more frequently if events or circumstances dictate. All of our goodwill has been allocated to our reporting units. The impairment review for goodwill allows us to first assess qualitative factors to determine whether it is necessary to perform the more detailed quantitative goodwill impairment test. We would perform the quantitative test if our qualitative assessment determined it is more-likely-than-not that a reporting unit’s estimated fair value is less than its carrying amount. We may also elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. When performing the quantitative test, if the estimated fair value of the reporting unit exceeds its carrying value, no further analysis is required. However, if the estimated fair value of the reporting unit is less than the carrying value, goodwill is written down based on the difference between the reporting unit’s carrying amount and its fair value, limited to the amount of goodwill allocated to the reporting unit.

Trademarks represent substantially all of our other intangibles. Trademarks are estimated to have an indefinite useful life and are not amortizable but are reviewed for impairment at least annually and as events or circumstances dictate. The impairment review for trademarks also allows us to first assess qualitative factors to determine whether it is necessary to perform a more detailed quantitative trademark impairment test. We would perform the quantitative test if our qualitative assessment determined it was more-likely-than-not that the trademarks are impaired. We may also elect to bypass the qualitative assessment and proceed directly to the quantitative test. Our trademarks would be considered impaired if their carrying value exceeds their estimated fair value.

A significant amount of judgment is required in estimating the fair values of our reporting units.

Derivatives and Other Financial Instruments

We utilize derivative and non-derivative financial instruments, such as foreign currency forwards, options and swaps, foreign currency debt obligations and foreign currency cash balances, to manage our exposure to fluctuations in certain foreign currency exchange rates. We use interest rate swaps primarily to manage our interest rate exposure to achieve a desired proportion of fixed and floating rate debt. Our policy is to not use financial instruments for trading or other speculative purposes.

All derivatives are recorded at fair value. If a derivative is designated as a cash flow hedge, then the change in the fair value of the derivative is recognized as a component of AOCI until the underlying hedged item is recognized in earnings or the forecasted transaction is no longer probable. If a derivative or a non-derivative financial instrument is designated as a hedge of our net investment in a foreign operation, then changes in the effective portion of the fair value of the financial instrument are recognized as a component of AOCI to offset the change in the translated value of the designated portion of net investment being hedged until the investment is sold or substantially liquidated, while the impact attributable to components excluded from the assessment of hedge effectiveness is recorded in interest expense, net of capitalized interest, on a systematic and rational basis. For derivatives that do not qualify for hedge accounting treatment, the change in fair value is recognized in earnings.

We classify the fair value of all our derivative contracts as either current or long-term, depending on the maturity date of the derivative contract. The cash flows from derivatives treated as cash flow hedges are classified in our Consolidated Statements of Cash Flows in the same category as the item being hedged. Our cash flows related to fuel derivatives are classified within investing activities.

Derivative valuations are based on observable inputs such as interest rates and commodity price curves, forward currency exchange rates, credit spreads, maturity dates, volatilities, and cross currency basis spreads. We use the income approach to value derivatives for foreign currency options and forwards, interest rate swaps and cross currency swaps using observable market data for all significant inputs and standard valuation techniques to convert future amounts to a single present value amount, assuming that participants are motivated but not compelled to transact.

Foreign Currency Translation and Transactions

Each foreign entity determines its functional currency by reference to its primary economic environment. We translate the assets and liabilities of our foreign entities that have functional currencies other than the U.S. dollar at exchange rates in effect at the balance sheet date. Revenues and expenses of these foreign entities are translated at weighted-average exchange rates for the period. Equity is translated at historical rates and the resulting foreign currency translation adjustments are included as a component of AOCI, which is a separate component of shareholders’ equity. Therefore, the U.S. dollar value of the non-equity translated items in our consolidated financial statements will fluctuate from period to period, depending on the changing value of the U.S. dollar versus these currencies.

We execute transactions in a number of different currencies. At the date that the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in the functional currency of the recording entity using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the functional currency are adjusted using the exchange rate at the balance sheet date, with gains or losses recorded in other income or other expense, unless such monetary balances have been designated as hedges of net investments in our foreign entities. The net gains or losses resulting from foreign currency transactions were insignificant in 2019, 2018 and 2017. In addition, the unrealized gains or losses on our long-term intercompany receivables and payables which are denominated in a non-functional currency and which are not expected to be repaid in the foreseeable future are recorded as foreign currency translation adjustments included as a component of AOCI.

Revenue and Expense Recognition

Guest cruise deposits represent unearned revenues and are initially included in customer deposit liabilities when received. Customer deposits are subsequently recognized as cruise revenues, together with revenues from onboard and other activities, and all associated direct costs and expenses of a voyage are recognized as cruise costs and expenses, upon completion of voyages, with durations of ten nights or less and on a pro rata basis for voyages in excess of ten nights. The impact of recognizing these shorter duration cruise revenues and costs and expenses on a completed voyage basis versus on a pro rata basis is not significant. Certain of our product offerings are bundled and we allocate the value of the bundled services and goods between passenger ticket revenues, onboard and other revenues and tour and other revenues based upon the estimated standalone selling prices of those goods and services.

Future travel discount vouchers are included as a reduction of cruise passenger ticket revenues when such vouchers are utilized. Guest cancellation fees are recognized in cruise passenger ticket revenues at the time of cancellation.

Our sale to guests of air and other transportation to and from airports near the home ports of our ships are included in cruise passenger ticket revenues, and the related cost of purchasing these services are included in cruise transportation costs. The proceeds that we collect from the sales of third-party shore excursions are included in onboard and other revenues and the related costs are included in onboard and other costs. The amounts collected on behalf of our onboard concessionaires, net of the amounts remitted to them, are included in onboard and other cruise revenues as concession revenues. All of these amounts are recognized on a completed voyage or pro rata basis as discussed above.

Cruise passenger ticket revenues include fees, taxes and charges collected by us from our guests. A portion of these fees, taxes and charges vary with guest head counts and are directly imposed on a revenue-producing arrangement. This portion of the fees, taxes and charges is expensed in commissions, transportation and other costs when the corresponding revenues are recognized. These fees, taxes and charges included in commissions, transportation and other costs were $659 million in 2019, $615 million in 2018 and $579 million in 2017. The remaining portion of fees, taxes and charges are expensed in other ship operating expenses when the corresponding revenues are recognized.

Revenues and expenses from our hotel and transportation operations, which are included in our Tour and Other segment, are recognized at the time the services are performed. Revenues from the long-term leasing of ships, which are also included in our Tour and Other segment, are recognized ratably over the term of the agreement.

Customer Deposits

Our payment terms generally require an initial deposit to confirm a reservation, with the balance due prior to the voyage. Cash received from guests in advance of the cruise is recorded in customer deposits and in other long-term liabilities on our Consolidated Balance Sheets. These amounts include refundable deposits. We had customer deposits of $4.9 billion in 2019 and $4.7 billion in 2018. During 2019, we recognized in revenues substantially all of our customer deposits as of December 1, 2018. Our customer deposits balance changes due to the seasonal nature of cash collections, the recognition of revenue and foreign currency translation.

Contract Receivables

Although we generally require full payment from our customers prior to or concurrently with their cruise, we grant credit terms to a relatively small portion of our revenue source. We also have receivables from credit card merchants for cruise ticket purchases and onboard revenue. These receivables are included within trade and other receivables, net.

Contract Assets

Contract assets are amounts paid prior to the start of a voyage, which we record as an asset within prepaid expenses and other and which are subsequently recognized as commissions, transportation and other at the time of revenue recognition. We have contract assets of $154 million and $151 million as of November 30, 2019 and December 1, 2018.

Insurance

We use a combination of insurance and self-insurance to cover a number of risks including illness and injury to crew, guest injuries, pollution, other third-party claims in connection with our cruise activities, damage to hull and machinery for each of our ships, war risks, workers’ compensation, directors’ and officers’ liability, property damage and general liability for shoreside third-party claims. We recognize insurance recoverables from third-party insurers up to the amount of recorded losses at the time the recovery is probable and upon settlement for amounts in excess of the recorded losses. All of our insurance policies are subject to coverage limits, exclusions and deductible levels. The liabilities associated with crew illnesses and crew and guest injury claims, including all legal costs, are estimated based on the specific merits of the individual claims or actuarially estimated based on historical claims experience, loss development factors and other assumptions.

Selling and Administrative Expenses

Selling expenses include a broad range of advertising, marketing and promotional expenses. Advertising is charged to expense as incurred, except for media production costs, which are expensed upon the first airing of the advertisement. Selling expenses totaled $728 million in 2019, $673 million in 2018 and $645 million in 2017. Administrative expenses represent the costs of our shoreside ship support, reservations and other administrative functions, and include salaries and related benefits, professional fees and building occupancy costs, which are typically expensed as incurred.

Share-Based Compensation

We recognize compensation expense for all share-based compensation awards using the fair value method. For time-based share awards, we recognize compensation cost ratably using the straight-line attribution method over the expected vesting period or to the retirement eligibility date, if earlier than the vesting period. For performance-based share awards, we estimate compensation cost based on the probability of the performance condition being achieved and recognize expense ratably using the straight-line attribution method over the expected vesting period. If all or a portion of the performance condition is not expected to be met, the appropriate amount of previously recognized compensation expense is reversed and future compensation expense is adjusted accordingly. For market-based share awards, we recognize compensation cost ratably using the straight-line attribution method over the expected vesting period. If the target market conditions are not expected to be met, compensation expense will still be recognized. We account for forfeitures as they occur.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares and common stock equivalents outstanding during each period. For earnings per share purposes, Carnival Corporation common stock and Carnival plc ordinary shares are considered a single class of shares since they have equivalent rights.

Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued guidance, Revenue from Contracts with Customers (“ASC 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. On December 1, 2018, we adopted this guidance using the modified retrospective method for all contracts as of the adoption date. Results for reporting periods beginning after December 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under ASC 605.

The impact of the adoption of ASC 606 on our consolidated financial statements primarily relates to the gross presentation of prepaid travel agent commissions (Consolidated Balance Sheet), shore excursions and other onboard revenues and costs (Consolidated Statement of Income) which were historically presented net. As of December 1, 2018, we recorded a cumulative effect adjustment of $24 million to retained earnings related to the accounting for our loyalty programs.

The following tables summarize the impacts of ASC 606 adoption on our consolidated financial statements:

	Year ended November 30, 2019
(in millions)	Prior to adoption of ASC 606	Adjustments	As Reported
Consolidated Statement of Income
Onboard and other (Revenues)	$4,899	$1,432	$6,331
Revenues (Total)	$19,393	$1,432	$20,825
Onboard and other (Operating Costs and Expenses)	$669	$1,432	$2,101
Operating Costs and Expenses (Total)	$16,117	$1,432	$17,549
Operating Income	$3,276	$—	$3,276
Net Income	$2,990	$—	$2,990

	At November 30, 2019
(in millions)	Prior to adoption of ASC 606	Adjustments	As Reported
Consolidated Balance Sheet
Prepaid expenses and other	$517	$154	$671
Total current assets	$1,905	$154	$2,059
Customer deposits	$4,581	$154	$4,735
Total current liabilities	$8,973	$154	$9,127

	Year ended November 30, 2019
(in millions)	Prior to adoption of ASC 606	Adjustments	As Reported
Consolidated Statement of Cash Flows
Prepaid expenses and other	$(100)	$(154)	$(254)
Customer deposits	$233	$154	$387
Net cash provided by operating activities	$5,475	$—	$5,475

The FASB issued amended guidance, Business Combinations - Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. On December 1, 2018, we adopted this guidance using the prospective transition method. The adoption of this guidance had no impact on our consolidated financial statements.

The FASB issued amended guidance, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are aimed at reducing the existing diversity in practice. On December 1, 2018, we adopted this guidance using the retrospective method for each period presented. The adoption of this guidance had no impact on our consolidated financial statements.

The FASB issued amended guidance, Statement of Cash Flows - Restricted Cash. On December 1, 2018, we adopted this guidance using the retrospective method for each period presented. As a result, we now present restricted cash with cash and cash equivalents in the statement of cash flows. The reclassification of restricted cash balances from investing activities to changes in cash, cash equivalents and restricted cash was not material for the periods presented.

The FASB issued amended guidance, Service Concession Arrangements, which clarifies that the grantor in a service arrangement should be considered the customer of the operating entity in all cases. On December 1, 2018, we adopted this guidance using the modified retrospective method. The adoption of this guidance had no impact on our consolidated financial statements.

The FASB issued amended guidance, Derivatives and Hedging, which targeted improvements to accounting for hedging activities such as hedging strategies, effectiveness assessments and recognition of derivative gains or losses. On December 1, 2018, we early adopted this guidance using the modified retrospective approach, which did not have a material impact on our financial statements.

The FASB issued guidance, Leases, which requires an entity to recognize both assets and liabilities arising from financing and operating leases, with the exception of short-term leases, along with additional qualitative and quantitative disclosures. This guidance is required to be adopted by us in the first quarter of 2020 and must be applied using a modified retrospective approach which allows entities to either apply the new lease standard to the beginning of the earliest period presented or only to the consolidated financial statements in the period of adoption without restating prior periods. We have elected to apply the new guidance at the date of adoption without restating prior periods.

We have implemented a new lease accounting system and are executing changes to our internal controls to address the collection, recording, and accounting for leases in accordance with the new guidance. While we are substantially complete with the process of quantifying the impacts that will result from applying the new guidance, our assessment will be finalized during the first quarter of 2020. Based on our currently contracted commitments and our assessment to date, the initial adoption of this guidance is expected to increase both our total assets and total liabilities by approximately $1.4 billion to $1.6 billion, reflecting the lease rights and obligations arising from our lease arrangements. We do not expect this guidance to have a significant impact to our consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows or the compliance with debt-covenants under our current agreements.

The FASB issued amended guidance, Intangibles - Goodwill and Other - Internal-Use Software, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance to determine which implementation costs to capitalize as assets or expense as incurred. The expense related to deferred implementation costs is required to be presented in the same income statement line item as the related hosting fees. Additionally, the payments for deferred implementation costs are required to be presented in the same line item in the statement of cash flows as payments for the related hosting fees. This guidance is required to be adopted by us in the first quarter of 2021, early adoption is permitted. We have elected the prospective adoption method. We are currently evaluating the impact this guidance will have on our consolidated financial statements.

NOTE 3 – Property and Equipment

	November 30,
(in millions)	2019	2018
Ships and ship improvements	$50,446	$46,957
Ships under construction	2,492	2,004
Other property and equipment	3,843	3,661
Total property and equipment	56,781	52,622
Less accumulated depreciation	(18,650)	(17,286)
	$38,131	$35,336

Capitalized interest amounted to $39 million in 2019, $36 million in 2018 and $28 million in 2017.

Sales of Ships

In March 2019, we sold and transferred an NAA segment 1,680-passenger capacity ship.

In April 2019, we sold and transferred an NAA segment 1,260-passenger capacity ship.

In July 2019, we transferred an NAA segment 840-passenger capacity ship.

In August 2019, we transferred an EA segment 1,880-passenger capacity ship.

In November 2019, we entered into an agreement to sell an NAA segment 1,600-passenger capacity ship. The ship will be transferred to the buyer in 2021.

In November 2019, we entered into an agreement to sell an NAA segment 1,260-passenger capacity ship. The ship will be transferred to the buyer in 2021.

NOTE 4 – Other Assets

We have a minority interest in Grand Bahama Shipyard Ltd. (“Grand Bahama”), a ship repair and maintenance facility. Grand Bahama provided services to us of $62 million in 2019, $89 million in 2018 and $97 million in 2017. As of November 30, 2019, our investment in Grand Bahama was $54 million, consisting of $15 million in equity and a loan of $39 million. As of November 30, 2018, our investment in Grand Bahama was $64 million, consisting of $24 million in equity and a loan of $40 million.

We have a minority interest in the White Pass & Yukon Route (“White Pass”) that includes port, railroad and retail operations in Skagway, Alaska. White Pass has provided services to us of $22 million in 2019, and $8 million in 2018. As of November 30, 2019, our investment in White Pass was $102 million, consisting of $84 million in equity and a loan of $18 million. As of November 30, 2018, our investment in White Pass was $131 million, consisting of $81 million in equity and a loan of $50 million.

We have a minority interest in CSSC Carnival Cruise Shipping Limited (“CSSC-Carnival”), a China-based cruise company which will operate its own fleet designed to serve the Chinese market. As of November 30, 2019 and 2018, our investment in CSSC-Carnival was $48 million and $49 million. In December 2019, we sold a controlling interest in an entity with full ownership of two EA segment ships to CSSC-Carnival for $251 million. We will continue to operate both EA segment ships under bareboat charter agreements into 2021.

Following a relocation of one of our Executive Officers, we over withheld taxes for the years 2015 to 2017. While the Executive Officer has filed for a refund of the overage from the tax authorities, we cannot be certain as to the timing nor likelihood of a full refund. We have reimbursed the Executive Officer for the amount over withheld by us in the amount of €4 million. In return, we are entitled to any refund received in relation to the over withheld taxes from the tax authorities. We have also paid a portion of the Executive Officer’s professional services fees incurred related to this matter.

NOTE 5 – Unsecured Debt

	November 30, 2019		November 30,
(in millions)	Interest Rates	Maturities Through	2019		2018
Long-Term Debt
Export Credit Facilities
Fixed rate	2.4% to 4.4%	2031	$3,485		$1,819
EUR fixed rate	1.1% to 4.5%	2031	699		189
Floating rate	2.4% to 2.7%	2022	174		240
EUR floating rate	0.0% to 0.6%	2027	1,040		1,297
Bank Loans
EUR fixed rate	0.5% to 3.9%	2021	221		257
Floating rate	3.1%	2025	300		495
EUR floating rate	0.0% to 0.7%	2023	1,596		1,193
GBP floating rate	1.3% to 1.7%	2023	854	—	848
Publicly-Traded Notes
Fixed rate	4.0% to 7.2%	2028	1,217		1,217
EUR fixed rate	1.0% to 1.9%	2029	1,816		1,989
Short-Term Borrowings
EUR floating rate commercial paper	(0.3)%	2020	231		621
EUR fixed rate bank loans	—%	—	—		227
Total Debt			11,634		10,394
Less: Unamortized debt issuance costs			(131)		(71)
Total Debt, net of unamortized debt issuance costs			11,503		10,323
Less: Short-term borrowings			(231)		(848)
Less: Current portion of long-term debt			(1,596)		(1,578)
Long-Term Debt			$9,675		$7,897

The debt table does not include the impact of our foreign currency and interest rate swaps. The interest rates on some of our debt, and in the case of our revolving credit facility, fluctuate based on the applicable rating of senior unsecured long-term securities of Carnival Corporation or Carnival plc. For the twelve months ended November 30, 2019 we did not have borrowings or repayments of commercial paper with original maturities greater than three months. For the twelve months ended November 30, 2018 and 2017, we had borrowings of $2 million and $111 million and repayments of $2 million and $364 million of commercial paper with original maturities greater than three months.

Interest-bearing debt is recorded at initial fair value, which normally reflects the proceeds received by us, net of debt issuance costs, and is subsequently stated at amortized cost. Debt issuance costs are generally amortized to interest expense using the straight-line method, which approximates the effective interest method, over the term of the debt. In addition, all debt issue discounts and premiums are amortized to interest expense using the effective interest rate method over the term of the notes.

Substantially all of our fixed rate debt can be called or prepaid by incurring additional costs. In addition, substantially all of our debt agreements contain one or more financial covenants that require us to:

•Maintain minimum debt service coverage
•Maintain minimum shareholders’ equity
•Limit our debt to capital ratio
•Limit the amounts of our secured assets as well as secured and other indebtedness

Generally, if an event of default under any debt agreement occurs, then pursuant to cross default acceleration clauses, substantially all of our outstanding debt and derivative contract payables could become due, and all debt and derivative contracts could be terminated. At November 30, 2019, we were in compliance with all of our debt covenants.

The scheduled annual maturities of our debt were as follows:

(in millions)
Fiscal	November 30, 2019
2020	$1,827
2021	1,915
2022	1,352
2023	2,234
2024	680
Thereafter	3,627
$11,634

Committed Ship Financings

We have unsecured euro and U.S. dollar long-term export credit committed ship financings. These commitments, if drawn at the time of ship delivery, are generally repayable semi-annually over 12 years. We have the option to cancel each one at specified dates prior to the underlying ship’s delivery date.

Revolving Credit Facility

At November 30, 2019, we had a $3.0 billion ($1.7 billion, €1.0 billion and £150 million) multi-currency revolving credit facility that expires in 2024 (the “Facility”). A total of $2.8 billion of this capacity was available for drawing, which is net of outstanding commercial paper. We have options to extend the Facility through 2026 subject to the approval of each bank in the Facility. The Facility currently bears interest at LIBOR/EURIBOR plus a margin of 22.5 basis points (“bps”). The margin varies based on changes to Carnival Corporation’s long-term credit ratings. The Facility also includes an emissions linked margin adjustment whereby, after the initial applicable margin is set per the margin pricing grid, the margin may be adjusted based on performance in achieving certain agreed annual carbon emissions goals. We are required to pay a commitment fee on any undrawn portion.

NOTE 6 – Commitments

	Fiscal
(in millions)	2020	2021	2022	2023	2024	Thereafter	Total
New ship growth capital	$4,811	$3,622	$3,035	$2,011	$49	$1,003	$14,531
Port facilities leases	145	140	121	137	131	1,218	1,892
Other operating leases	74	56	40	36	36	190	432
Other long-term commitments	267	202	75	22	15	25	607
	$5,297	$4,020	$3,272	$2,206	$231	$2,436	$17,463

NOTE 7 – Contingencies

Litigation
On May 2, 2019, two lawsuits were filed against Carnival Corporation in the U.S. District Court for the Southern District of Florida under Title III of the Cuban Liberty and Democratic Solidarity Act, also known as the Helms-Burton Act. The complaint filed by Havana Docks Corporation alleges it holds an interest in the Havana Cruise Port Terminal and the complaint filed by Javier Garcia-Bengochea alleges that he holds an interest in the Port of Santiago, Cuba, both of which were expropriated by the Cuban Government. The complaints further allege that Carnival Cruise Line “trafficked” in those properties by embarking and disembarking passengers at these facilities. The plaintiffs seek all available statutory remedies, including the value of the expropriated property, plus interest, treble damages, attorneys’ fees and costs. The court denied our motion to dismiss the complaint filed by Javier Garcia-Bengochea, on August 26, 2019. While on August 28, 2019, the court denied our motion to dismiss the complaint filed by Havana Docks Corporation, later on January 6, 2020, it dismissed virtually identical cases brought by Havana Docks Corporation against other cruise lines, on the grounds raised in our motion to dismiss. In doing so, the court explicitly reversed its position on the issue and acknowledged the conflict with our case. Therefore, on January 6, 2020, we asked the court to formally dismiss the Havana Docks Corporation complaint.

We believe we have meritorious defenses to the claims and we intend to vigorously defend against them. We do not believe that it is likely that the outcome of these matters will be material, but litigation is inherently unpredictable and there can be no assurances that the final outcome of the case might not be material to our operating results or financial condition.

Additionally, in the normal course of our business, various claims and lawsuits have been filed or are pending against us. Most of these claims and lawsuits, or any settlement of claims and lawsuits, are covered by insurance and the maximum amount of our liability, net of any insurance recoverables, is typically limited to our self-insurance retention levels. We believe the ultimate outcome of these claims, lawsuits and settlements, as applicable, each and in the aggregate, will not have a material impact on our consolidated financial statements.

Contingent Obligations – Indemnifications

Some of the debt contracts we enter into include indemnification provisions obligating us to make payments to the counterparty if certain events occur. These contingencies generally relate to changes in taxes or changes in laws which increase our lenders’ costs. There are no stated or notional amounts included in the indemnification clauses, and we are not able to estimate the maximum potential amount of future payments, if any, under these indemnification clauses.

NOTE 8 – Taxation

A summary of our principal taxes and exemptions in the jurisdictions where our significant operations are located is as follows:

U.S. Income Tax

We are primarily foreign corporations engaged in the business of operating cruise ships in international transportation. We also own and operate, among other businesses, the U.S. hotel and transportation business of Holland America Princess Alaska Tours through U.S. corporations.

Our North American cruise ship businesses and certain ship-owning subsidiaries are engaged in a trade or business within the U.S. Depending on its itinerary, any particular ship may generate income from sources within the U.S. We believe that our U.S. source income and the income of our ship-owning subsidiaries, to the extent derived from, or incidental to, the international operation of a ship or ships, is currently exempt from U.S. federal income and branch profit taxes.

Our domestic U.S. operations, principally the hotel and transportation business of Holland America Princess Alaska Tours, are subject to federal and state income taxation in the U.S.

In general, under Section 883 of the Internal Revenue Code, certain non-U.S. corporations (such as our North American cruise ship businesses) are not subject to U.S. federal income tax or branch profits tax on U.S. source income derived from, or incidental to, the international operation of a ship or ships. Applicable U.S. Treasury regulations provide in general that a foreign corporation will qualify for the benefits of Section 883 if, in relevant part, (i) the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the U.S. in respect of each category of shipping income for which an exemption is being claimed under Section 883 (an “equivalent exemption jurisdiction”) and (ii) the foreign corporation meets a defined publicly-traded corporation stock ownership test (the “publicly-traded test”). Subsidiaries of foreign corporations that are organized in an equivalent exemption jurisdiction and meet the publicly-traded test also benefit from Section 883. We believe that Panama is an equivalent exemption jurisdiction and that Carnival Corporation currently satisfies the publicly-traded test under the regulations. Accordingly, substantially all of Carnival Corporation’s income is exempt from U.S. federal income and branch profit taxes.

Regulations under Section 883 list certain activities that the IRS does not consider to be incidental to the international operation of ships and, therefore, the income attributable to such activities, to the extent such income is U.S. source, does not qualify for the Section 883 exemption. Among the activities identified as not incidental are income from the sale of air transportation, transfers, shore excursions and pre- and post-cruise land packages to the extent earned from sources within the U.S.

We believe that the U.S. source transportation income earned by Carnival plc and its subsidiaries currently qualifies for exemption from U.S. federal income tax under applicable bilateral U.S. income tax treaties.

Carnival Corporation and Carnival plc and certain of their subsidiaries are subject to various U.S. state income taxes generally imposed on each state’s portion of the U.S. source income subject to U.S. federal income taxes. However, the state of Alaska imposes an income tax on its allocated portion of the total income of our companies doing business in Alaska and certain of their subsidiaries.

UK and Australian Income Tax

Cunard, P&O Cruises (UK) and P&O Cruises (Australia) are divisions of Carnival plc and have elected to enter the UK tonnage tax under a rolling ten-year term and, accordingly, reapply every year. Companies to which the tonnage tax regime applies pay corporation taxes on profits calculated by reference to the net tonnage of qualifying ships. UK corporation tax is not chargeable under the normal UK tax rules on these brands’ relevant shipping income. Relevant shipping income includes income from the operation of qualifying ships and from shipping related activities.

For a company to be eligible for the regime, it must be subject to UK corporation tax and, among other matters, operate qualifying ships that are strategically and commercially managed in the UK. Companies within UK tonnage tax are also subject to a seafarer training requirement.

Our UK non-shipping activities that do not qualify under the UK tonnage tax regime remain subject to normal UK corporation tax. Dividends received from subsidiaries of Carnival plc doing business outside the UK are generally exempt from UK corporation tax.

P&O Cruises (Australia) and all of the other cruise ships operated internationally by Carnival plc for the cruise segment of the Australian vacation region are exempt from Australian corporation tax by virtue of the UK/Australian income tax treaty.

Italian and German Income Tax

In early 2015, Costa and AIDA re-elected to enter the Italian tonnage tax regime through 2024 and can reapply for an additional ten-year period beginning in early 2025. Companies to which the tonnage tax regime applies pay corporation taxes on shipping profits calculated by reference to the net tonnage of qualifying ships.

Most of Costa’s and AIDA’s earnings that are not eligible for taxation under the Italian tonnage tax regime will be taxed at an effective tax rate of 4.8% in 2019 and 2018.

Substantially all of AIDA’s earnings are exempt from German income taxes by virtue of the Germany/Italy income tax treaty.

Asian Countries Income Taxes

Substantially all of our brands’ income from their international operations in Asian countries is exempt from income tax by virtue of relevant income tax treaties.

Other

We recognize income tax provisions for uncertain tax positions, based solely on their technical merits, when it is more likely than not to be sustained upon examination by the relevant tax authority. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution. Based on all known facts and circumstances and current tax law, we believe that the total amount of our uncertain income tax position liabilities and related accrued interest are not significant to our financial position. All interest expense related to income tax liabilities is included in income tax expense.

We do not expect to incur income taxes on future distributions of undistributed earnings of foreign subsidiaries and, accordingly, no deferred income taxes have been provided for the distribution of these earnings. In addition to or in place of income taxes, virtually all jurisdictions where our ships call impose taxes, fees and other charges based on guest counts, ship tonnage, passenger capacity or some other measure, and these taxes, fees and other charges are included in commissions, transportation and other costs and other ship operating expenses.

NOTE 9 – Shareholders’ Equity

Under a share repurchase program effective 2004, we are authorized to repurchase Carnival Corporation common stock and Carnival plc ordinary shares (the “Repurchase Program”). Effective August 27, 2018, the company approved modifications of the general authorization under the Repurchase Program, which replenished the remaining authorized repurchases at the time of the approvals to $1.0 billion. The Repurchase Program does not have an expiration date and may be discontinued by our Boards of Directors at any time.

	Carnival Corporation		Carnival plc
(in millions)	Number of Shares Repurchased	Dollar Amount Paid for Shares Repurchased	Number of Shares Repurchased	Dollar Amount Paid for Shares Repurchased
2019	0.6	$26	12.2	$569
2018	7.8	$476	16.3	$985
2017	3.3	$223	5.6	$335

	AOCI
	November 30,
(in millions)	2019	2018
Cumulative foreign currency translation adjustments, net	$(1,961)	$(1,875)
Unrecognized pension expenses	(88)	(56)
Net losses on cash flow derivative hedges	(18)	(19)
	$(2,066)	$(1,949)

During 2019, 2018 and 2017, there were $5 million, $5 million and $18 million of unrecognized pension expenses that were reclassified out of accumulated other comprehensive loss and were included within payroll and related expenses and selling and administrative expenses.

We declared quarterly cash dividends on all of our common stock and ordinary shares as follows:

	Quarters Ended
(in millions, except per share data)	February 28	May 31	August 31	November 30
2019
Dividends declared per share	$0.50	$0.50	$0.50	$0.50
Dividends declared	$345	$346	$342	$346

2018
Dividends declared per share	$0.45	$0.50	$0.50	$0.50
Dividends declared	$322	$357	$350	$349

2017
Dividends declared per share	$0.35	$0.40	$0.40	$0.45
Dividends declared	$251	$291	$289	$324

Carnival Corporation’s Articles of Incorporation authorize its Board of Directors, at its discretion, to issue up to 40 million shares of preferred stock. At November 30, 2019 and 2018, no Carnival Corporation preferred stock or Carnival plc preference shares had been issued.

NOTE 10 – Fair Value Measurements, Derivative Instruments and Hedging Activities and Financial Risk

Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured using inputs in one of the following three categories:

•
Level 1 measurements are based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

•
Level 2 measurements are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active or market data other than quoted prices that are observable for the assets or liabilities.

•	Level 3 measurements are based on unobservable data that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, certain estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange.

Financial Instruments that are not Measured at Fair Value on a Recurring Basis

	November 30, 2019				November 30, 2018
	Carrying Value	Fair Value			Carrying Value	Fair Value
(in millions)		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Long-term other assets (a)	$181	$—	$31	$149	$127	$—	$30	$95
Total	$181	$—	$31	$149	$127	$—	$30	$95
Liabilities
Fixed rate debt (b)	$7,438	$—	$7,782	$—	$5,699	$—	$5,799	$—
Floating rate debt (b)	4,195	—	4,248	—	4,695	—	4,727	—
Total	$11,634	$—	$12,030	$—	$10,394	$—	$10,526	$—

(a)
Long-term other assets are comprised of notes receivables, which include loans on ship sales. The fair values of our Level 2 notes receivables were based on estimated future cash flows discounted at appropriate market interest rates. The fair values of our Level 3 notes receivable were estimated using risk-adjusted discount rates.

(b)
The debt amounts above do not include the impact of interest rate swaps or debt issuance costs. The fair values of our publicly-traded notes were based on their unadjusted quoted market prices in markets that are not sufficiently active to be Level 1 and, accordingly, are considered Level 2. The fair values of our other debt were estimated based on current market interest rates being applied to this debt.

Financial Instruments that are Measured at Fair Value on a Recurring Basis

	November 30, 2019			November 30, 2018
(in millions)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$518	$—	$—	$982	$—	$—
Restricted cash	13	—	—	14	—	—
Derivative financial instruments	—	58	—	—	—	—
Total	$530	$58	$—	$996	$—	$—
Liabilities
Derivative financial instruments	$—	$25	$—	$—	$29	$—
Total	$—	$25	$—	$—	$29	$—

Nonfinancial Instruments that are Measured at Fair Value on a Nonrecurring Basis

Valuation of Goodwill and Trademarks

As of July 31, 2019 and 2018, we performed our annual goodwill and trademark impairment reviews and we determined there was no impairment for goodwill or trademarks.

As of November 30, 2019, we performed an additional goodwill impairment review for our Costa reporting unit, $435 million of goodwill recorded, and we determined there was no impairment for goodwill.

During 2017, we made a decision to strategically realign our business in Australia, which includes reducing capacity in P&O Cruises (Australia). We performed discounted cash flow analyses and determined that the estimated fair values of the P&O Cruises (Australia) reporting unit and its trademark no longer exceeded their carrying values. We recognized a goodwill impairment charge of $38 million and a trademark impairment charge of $50 million for the year ended November 30, 2017.

The determination of our reporting unit goodwill fair values includes numerous assumptions that are subject to various risks and uncertainties. The principal assumptions used in our goodwill impairment reviews consist of:

•	Changes in conditions or strategy, including decisions about the allocation of new ships amongst brands and transfer of ships between brands

•	Forecasted future operating results, including net revenue yields and fuel expenses

•	Weighted-average cost of capital of market participants, adjusted for the risk attributable to the geographic regions in which these cruise brands operate

We believe that we have made reasonable estimates and judgments. A change in the conditions, circumstances or strategy, including decisions about the allocation of new ships amongst brands and the transfer of ships between brands (influencing fair values in the future), may result in a need to recognize an additional impairment charge.

	Goodwill
(in millions)	NAA Segment	EA Segment	Total
At November 30, 2017	$1,898	$1,069	$2,967
Foreign currency translation adjustment	—	(42)	(42)
At November 30, 2018	1,898	1,027	2,925
Foreign currency translation adjustment	—	(13)	(13)
At November 30, 2019	$1,898	$1,014	$2,912

	Trademarks
(in millions)	NAA Segment	EA Segment	Total
At November 30, 2017	$928	$251	$1,179
Foreign currency translation adjustment	—	(10)	(10)
At November 30, 2018	927	242	1,169
Foreign currency translation adjustment	—	(2)	(2)
At November 30, 2019	$927	$240	$1,167

Impairments of Ships

We review our long-lived assets for impairment whenever events or circumstances indicate potential impairment. Primarily as a result of our decision during 2017 to strategically realign our business in Australia, which included reducing capacity in P&O Cruises (Australia), we performed undiscounted cash flow analyses on certain ships as of July 31, 2017. Based on these undiscounted cash flow analyses, we determined that some of these ships had net carrying values that exceeded their estimated undiscounted future cash flows. We estimated the July 31, 2017 fair values of these ships based on their discounted cash flows and comparable market transactions. We then compared these estimated fair values to the net carrying values and, as a result, we recognized $162 million and $142 million of ship impairment charges in the NAA and EA segments, respectively, for the year end November 30, 2017. The impairment is included in other ship operating expenses in our consolidated statements of income.

The principal assumptions used in our analyses consisted of changes in strategy, including decisions about itineraries and the transfer of ships between brands, forecasted future operating results, including net revenue yields and fuel expenses and estimated ship sale timing and proceeds. All principal assumptions are considered Level 3 inputs.

Derivative Instruments and Hedging Activities

		November 30,
(in millions)	Balance Sheet Location	2019	2018
Derivative assets
Derivatives designated as hedging instruments
Cross currency swaps (a)	Prepaid expenses and other	$32	$—
	Other assets	25
Total derivative assets		$58	$—
Derivative liabilities
Derivatives designated as hedging instruments
Cross currency swaps (a)	Accrued liabilities and other	$1	$5
	Other long-term liabilities	9	—
Foreign currency zero cost collars (b)	Accrued liabilities and other	1	—
Interest rate swaps (c)	Accrued liabilities and other	6	8
	Other long-term liabilities	9	11
		25	23
Derivatives not designated as hedging instruments
Fuel	Accrued liabilities and other	—	6
Total derivative liabilities		$25	$29

(a)
At November 30, 2019 and 2018, we had cross currency swaps totaling $1.9 billion and $156 million, respectively, that are designated as hedges of our net investments in foreign operations with a euro-denominated functional currency. At November 30, 2019, these cross currency swaps settle through 2031.

(b)
At November 30, 2019, we had foreign currency derivatives consisting of foreign currency zero cost collars that are designated as foreign currency cash flow hedges for a portion of our euro-denominated shipbuilding payments. See “Newbuild Currency Risks” below for additional information regarding these derivatives.

(c)
We have interest rate swaps designated as cash flow hedges whereby we receive floating interest rate payments in exchange for making fixed interest rate payments. These interest rate swap agreements effectively changed $300 million at November 30, 2019 and $385 million at November 30, 2018 of EURIBOR-based floating rate euro debt to fixed rate euro debt. At November 30, 2019, these interest rate swaps settle through 2025.

Our derivative contracts include rights of offset with our counterparties. We have elected to net certain of our derivative assets and liabilities within counterparties.

	November 30, 2019
(in millions)	Gross Amounts	Gross Amounts Offset in the Balance Sheet	Total Net Amounts Presented in the Balance Sheet	Gross Amounts not Offset in the Balance Sheet	Net Amounts
Assets	$58	$—	$58	$(4)	$54
Liabilities	$25	$—	$25	$(4)	$21

	November 30, 2018
(in millions)	Gross Amounts	Gross Amounts Offset in the Balance Sheet	Total Net Amounts Presented in the Balance Sheet	Gross Amounts not Offset in the Balance Sheet	Net Amounts
Assets	$—	$—	$—	$—	$—
Liabilities	$29	$—	$29	$—	$29

The effect of our derivatives qualifying and designated as hedging instruments recognized in other comprehensive income (loss) and in income was as follows:

	November 30,
(in millions)	2019	2018	2017
Gains (losses) recognized in AOCI:
Cross currency swaps – net investment hedges	$43	$18	$(31)
Foreign currency zero cost collars – cash flow hedges	$(1)	$(12)	$45
Interest rate swaps – cash flow hedges	$3	$6	$8
Gains (losses) reclassified from AOCI – cash flow hedges:
Interest rate swaps – Interest expense, net of capitalized interest	$(7)	$(10)	$(11)
Foreign currency zero cost collars - Depreciation and amortization	$1	$1	$1
Gains (losses) recognized on derivative instruments (amount excluded from effectiveness testing – net investment hedges)
Cross currency swaps – Interest expense, net of capitalized interest	$23	$—	$—

At November 30, 2019 and 2018, no collateral was required to be posted to or received from our fuel derivative counterparties.

The amount of estimated cash flow hedges’ unrealized gains and losses that are expected to be reclassified to earnings in the next twelve months is not significant.

Financial Risk

Fuel Price Risks

We manage our exposure to fuel price risk by managing our consumption of fuel. Substantially all of our exposure to market risk for changes in fuel prices relates to the consumption of fuel on our ships. We manage fuel consumption through ship maintenance practices, modifying our itineraries and implementing innovative technologies. We are also adding new, more fuel efficient ships to our fleet and are strategically disposing of smaller, less fuel efficient ships.

	November 30,
(in millions)	2018	2017
Unrealized gains on fuel derivatives, net	$94	$227
Realized losses on fuel derivatives, net	(35)	(192)
Gains (losses) on fuel derivatives, net	$59	$35

There were no unrealized or realized gains or losses on fuel derivatives for the period ended November 30, 2019.

Foreign Currency Exchange Rate Risks

Overall Strategy

We manage our exposure to fluctuations in foreign currency exchange rates through our normal operating and financing activities, including netting certain exposures to take advantage of any natural offsets and, when considered appropriate, through the use of derivative and non-derivative financial instruments. Our primary focus is to monitor our exposure to, and manage, the economic foreign currency exchange risks faced by our operations and realized if we exchange one currency for another. We currently only hedge certain of our ship commitments and net investments in foreign operations. The financial impacts of the hedging instruments we do employ generally offset the changes in the underlying exposures being hedged.

Operational Currency Risks

Our operations primarily utilize the U.S. dollar, Australian dollar, euro or sterling as their functional currencies. Our operations also have revenue and expenses denominated in non-functional currencies. Movements in foreign currency exchange rates will affect our financial statements.

Investment Currency Risks

We consider our investments in foreign operations to be denominated in stable currencies and are of a long-term nature. We partially mitigate the currency exposure of our investments in foreign operations by designating a portion of our foreign currency debt and derivatives as hedges of these investments. As of November 30, 2019, we have designated $854 million of our sterling-denominated debt as non-derivative hedges of our net investments in foreign operations and in 2019, we recognized $6 million of losses on these non-derivative net investment hedges in the cumulative translation adjustment section of other comprehensive income. We also have $7.5 billion of euro-denominated debt, including the effect of cross currency swaps, which provides an economic offset for our operations with euro functional currency.

Newbuild Currency Risks

Our shipbuilding contracts are typically denominated in euros. Our decision to hedge a non-functional currency ship commitment for our cruise brands is made on a case-by-case basis, considering the amount and duration of the exposure, market volatility, economic trends, our overall expected net cash flows by currency and other offsetting risks. We use foreign currency derivative contracts to manage foreign currency exchange rate risk for some of our ship construction payments. At November 30, 2019, for the following newbuilds, we had foreign currency zero cost collars for a portion of our euro-denominated shipyard payments. These collars are designated as cash flow hedges.

	Entered Into	Matures in	Weighted-Average Floor Rate	Weighted- Average Ceiling Rate
Enchanted Princess	2019	June 2020	$1.04	$1.28
Mardi Gras	2019	August 2020	$1.04	$1.28

If the spot rate is between the ceiling and floor rates on the date of maturity, then we would not owe or receive any payments under these collars.

At November 30, 2019, our remaining newbuild currency exchange rate risk primarily relates to euro-denominated newbuild contract payments to non-euro functional currency brands, which represent a total unhedged commitment of $7.3 billion for newbuilds scheduled to be delivered from 2020 through 2025.

The cost of shipbuilding orders that we may place in the future that is denominated in a different currency than our cruise brands’ will be affected by foreign currency exchange rate fluctuations. These foreign currency exchange rate fluctuations may affect our decision to order new cruise ships.

Interest Rate Risks

We manage our exposure to fluctuations in interest rates through our debt portfolio management and investment strategies. We evaluate our debt portfolio to determine whether to make periodic adjustments to the mix of fixed and floating rate debt through the use of interest rate swaps, issuance of new debt, amendment of existing debt or early retirement of existing debt.

Concentrations of Credit Risk

As part of our ongoing control procedures, we monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. We seek to minimize these credit risk exposures, including counterparty nonperformance primarily associated with our cash equivalents, investments, notes receivables, committed financing facilities, contingent obligations, derivative instruments, insurance contracts, long-term ship charters and new ship progress payment guarantees, by:

•	Conducting business with well-established financial institutions, insurance companies and export credit agencies

•	Diversifying our counterparties

•	Having guidelines regarding credit ratings and investment maturities that we follow to help safeguard liquidity and minimize risk

•	Generally requiring collateral and/or guarantees to support notes receivable on significant asset sales, long-term ship charters and new ship progress payments to shipyards

We believe the risk of nonperformance by any of our significant counterparties is remote. At November 30, 2019, our exposures under foreign currency contracts and interest rate swap agreements were not material. We also monitor the creditworthiness of travel agencies and tour operators in Asia, Australia and Europe, which includes charter-hire agreements in Asia and credit and debit card providers to which we extend credit in the normal course of our business. Our credit exposure also includes contingent obligations related to cash payments received directly by travel agents and tour operators for cash collected by them on cruise sales in Australia and most of Europe where we are obligated to honor our guests’ cruise payments made by them to their travel agents and tour operators regardless of whether we have received these payments. Concentrations of credit risk associated with trade receivables, charter-hire agreements and contingent obligations are not considered to be material, principally due to the large number of unrelated accounts, the nature of these contingent obligations and their short maturities. We have not experienced significant credit losses on our trade receivables, notes receivables, charter-hire agreements and contingent obligations. We do not normally require collateral or other security to support normal credit sales.

NOTE 11 – Segment Information

Our operating segments are reported on the same basis as the internally reported information that is provided to our chief operating decision maker (“CODM”), who is the President and Chief Executive Officer of Carnival Corporation and Carnival plc. The CODM assesses performance and makes decisions to allocate resources for Carnival Corporation & plc based upon review of the results across all of our segments. Our four reportable segments are comprised of (1) NAA cruise operations, (2) EA cruise operations, (3) Cruise Support and (4) Tour and Other.

The operating segments within each of our NAA and EA reportable segments have been aggregated based on the similarity of their economic and other characteristics. Our Cruise Support segment includes our portfolio of leading port destinations and other services, all of which are operated for the benefit of our cruise brands. Our Tour and Other segment represents the hotel and transportation operations of Holland America Princess Alaska Tours and other operations.

	As of and for the years ended November 30,
(in millions)	Revenues	Operating costs and expenses	Selling and administrative	Depreciation and amortization	Operating income (loss)		Capital expenditures	Total assets
2019
NAA	$13,612	$8,370	$1,427	$1,364	$2,451		$2,781	$27,102
EA	6,650	4,146	744	645	1,115		2,462	15,473
Cruise Support	173	125	281	115	(347)		143	1,861
Tour and Other	390	268	28	36	56		43	623
	$20,825	$12,909	$2,480	$2,160	$3,276		$5,429	$45,058
2018
NAA	$12,236	$7,180	$1,403	$1,264	$2,389		$2,614	$25,613
EA	6,243	3,676	751	611	1,205		945	13,825
Cruise Support	129	53	268	103	(296)		38	2,303
Tour and Other	272	180	28	39	26		152	660
	$18,881	$11,089	$2,450	$2,017	$3,325		$3,749	$42,401
2017
NAA	$11,442	$6,704	$1,337	$1,195	$2,117	(a)	$1,715	$24,430
EA	5,703	3,568	667	561	907		793	14,149
Cruise Support	129	66	246	53	(235)		431	1,739
Tour and Other	236	163	15	37	20		5	459
	$17,510	$10,501	$2,265	$1,846	$2,809		$2,944	$40,778

(a)	Includes $89 million of impairment charges related to NAA’s goodwill and trademarks.

Revenues by geographic areas, which are based on where our guests are sourced, were as follows:

	Years Ended November 30,
(in millions)	2019	2018	2017
North America	$11,502	$10,066	$9,195
Europe	6,318	5,957	5,414
Australia and Asia	2,632	2,530	2,604
Other	373	327	297
	$20,825	$18,881	$17,510

Substantially all of our long-lived assets consist of our ships and move between geographic areas.

NOTE 12 – Compensation Plans

Equity Plans

We issue our share-based compensation awards, which at November 30, 2019 included time-based share awards (restricted stock awards and restricted stock units), performance-based share awards and market-based share awards (collectively “equity awards”), under the Carnival Corporation and Carnival plc stock plans. Equity awards are principally granted to management level employees and members of our Boards of Directors. The plans are administered by the Compensation Committee which is made up of independent directors who determine which employees are eligible to participate, the monetary value or number of shares for which equity awards are to be granted and the amounts that may be exercised or sold within a specified term. We had an aggregate of 11.8 million shares available for future grant at November 30, 2019. We fulfill our equity award obligations using shares purchased in the open market or with unissued or treasury shares. Our equity awards generally vest over a three-year period, subject to earlier vesting under certain conditions.

	Shares	Weighted-Average Grant Date Fair Value
Outstanding at November 30, 2016	3,413,125	$48.03
Granted	1,116,314	$54.79
Vested	(1,466,690)	$38.95
Forfeited	(112,781)	$51.72
Outstanding at November 30, 2017	2,949,968	$51.82
Granted	951,906	$66.68
Vested	(1,419,218)	$45.45
Forfeited	(202,139)	$56.57
Outstanding at November 30, 2018	2,280,517	$61.57
Granted	1,357,177	$52.17
Vested	(960,693)	$53.49
Forfeited	(185,625)	$56.13
Outstanding at November 30, 2019	2,491,376	$59.97

As of November 30, 2019, there was $57 million of total unrecognized compensation cost related to equity awards, which is expected to be recognized over a weighted-average period of 1.4 years.

Defined Benefit Pension Plans

We have several single-employer defined benefit pension plans, which cover some of our shipboard and shoreside employees. The U.S. and UK shoreside employee plans are closed to new membership and are funded at or above the level required by U.S. or UK regulations. The remaining defined benefit plans are primarily unfunded. In determining all of our plans’ benefit obligations at November 30, 2019 and 2018, we assumed a weighted-average discount rate of 2.4% for 2019 and 3.4% for 2018.

In addition, we participate in two multiemployer defined benefit pension plans in the UK, the British Merchant Navy Officers Pension Fund (registration number 10005645) (“MNOPF”), which is divided into two sections, the “New Section” and the “Old Section” and the British Merchant Navy Ratings Pension Fund (registration number 10005646) (“MNRPF”). Collectively, we refer to these as “the multiemployer plans.” The multiemployer plans are maintained for the benefit of the employees of the participating employers who make contributions to the plans. However, contributions made by employers, including us, may be used to provide benefits to employees of other participating employers, and if any of the participating employers withdraw from the multiemployer plans or fail to make their required contributions, any unfunded obligations would be the responsibility of the remaining participating employers. We are contractually obligated to make all required contributions as determined by the plans’ trustees. All of our multiemployer plans are closed to new membership and future benefit accrual. The MNOPF Old Section is fully funded.

We expense our portion of the MNOPF New Section deficit as amounts are invoiced by, and become due and payable to, the trustees. We accrue and expense our portion of the MNRPF deficit based on our estimated probable obligation from the most recent actuarial review. Total expense for all defined benefit pension plans, including the multiemployer plans, was $34 million in 2019, $36 million in 2018 and $53 million in 2017.

Based on the most recent valuation at March 31, 2018 of the MNOPF New Section, it was determined that this plan was 98% funded. In 2019, 2018 and 2017, our contributions to the MNOPF New Section did not exceed 5% of total contributions to the fund. Based on the most recent valuation at March 31, 2019 of the MNRPF, it was determined that this plan was 88% funded. In 2019, 2018 and 2017 our contributions to the MNRPF did not exceed 5% of total contributions to the fund. It is possible that we will be required to fund and expense additional amounts for the multiemployer plans in the future; however, such amounts are not expected to be material to our consolidated financial statements.

Defined Contribution Plans

We have several defined contribution plans available to most of our employees. We contribute to these plans based on employee contributions, salary levels and length of service. Total expense for these plans was $41 million in 2019, $39 million in 2018 and $37 million in 2017.

NOTE 13 – Earnings Per Share

	Years Ended November 30,
(in millions, except per share data)	2019	2018	2017
Net income for basic and diluted earnings per share	$2,990	$3,152	$2,606
Weighted-average shares outstanding	690	709	722
Dilutive effect of equity plans	2	2	3
Diluted weighted-average shares outstanding	692	710	725
Basic earnings per share	$4.34	$4.45	$3.61
Diluted earnings per share	$4.32	$4.44	$3.59

NOTE 14 – Supplemental Cash Flow Information

(in millions)	November 30, 2019	November 30, 2018
Cash and cash equivalents (Consolidated Balance Sheets)	$518	$982
Restricted cash included in prepaid expenses and other and other assets	13	14
Total cash, cash equivalents and restricted cash (Consolidated Statements of Cash Flows)	$530	$996

Cash paid for interest, net of capitalized interest, was $171 million in 2019, $182 million in 2018 and $191 million in 2017. In addition, cash paid for income taxes, net of recoveries, was $46 million in 2019, $58 million in 2018 and $43 million in 2017.

During 2019, 2018, and 2017, we issued notes receivable upon sale of ships of $104 million, $35 million and $45 million.

Report of Independent Registered Public Accounting Firm

To the Boards of Directors and Shareholders of Carnival Corporation and Carnival plc

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Carnival Corporation & plc (comprising Carnival Corporation and Carnival plc and their respective subsidiaries, the “Company”) as of November 30, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended November 30, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of November 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the effects of COVID-19 are significantly impacting the Company’s financial results and liquidity. Subsequent to the year ended November 30, 2019, the Company has announced a temporary pause of global fleet cruise operations, which has impacted the Company’s financial results and liquidity. Management’s evaluation of the ongoing effects of COVID-19 and management’s plans to mitigate these matters are also described in Note 2.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Quantitative Impairment Assessments

As described in Notes 2 and 10 to the consolidated financial statements, the Company’s consolidated goodwill balance was $2,912 million as of November 30, 2019. Management reviews goodwill for impairment as of July 31 every year, or more frequently if events or circumstances dictate. The impairment review for goodwill allows management to first assess qualitative factors to determine whether it is necessary to perform the more detailed quantitative goodwill impairment test. When performing the quantitative test, if the estimated fair value of the reporting unit exceeds its carrying value, no further analysis is required. However, if the estimated fair value of the reporting unit is less than the carrying value, goodwill is written down based on the difference between the reporting unit’s carrying amount and its fair value, limited to the amount of goodwill allocated to the reporting unit. The determination of the goodwill reporting unit’s fair value includes numerous assumptions with the principal assumptions relating to (i) changes in conditions or strategy, including decisions about the allocation of new ships amongst brands and transfer of ships between brands, (ii) forecasted future operating results, including net revenue yields and fuel expenses, and (iii) weighted average cost of capital of market participants, adjusted for the risk attributable to the geographic regions in which these cruise brands operate, (collectively, the “principal assumptions”).

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessments is a critical audit matter are there was significant judgment by management in determining the fair value of the reporting units. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating audit evidence relating to the principal assumptions. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained from these procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessments, including controls over the valuation of the Company’s reporting units that were subject to the quantitative test. These procedures also included, among others, testing management’s process for determining the fair value estimate; evaluating the appropriateness of the valuation methodology; testing the completeness, accuracy and relevance of underlying data used in the analyses; and evaluating the reasonableness of the significant assumptions used by management, including the principal assumptions. Evaluating management’s principal assumptions involved evaluating whether the assumptions used by management were reasonable considering (i) the past performance of the reporting units, (ii) the consistency with current revenue booking and cost trends, and (iii) the consistency with external industry data. Professionals with specialized skill and knowledge were used to assist in the evaluation of the discounted cash flow analyses and certain principal assumptions, including the weighted average cost of capital.

/s/PricewaterhouseCoopers LLP
Miami, Florida
January 28, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to effects of COVID-19, which have impacted the Company’s financial results and liquidity as discussed in Note 2, as to which the date is March 31, 2020

We have served as the Company’s auditors since 2003. Prior to that, we served as Carnival Corporation’s auditors since at least 1986. We have not been able to determine the specific year we began serving as auditor of Carnival Corporation.